Exhibit 99.1

River Valley Bancorp
Announces Earnings for
the Quarter Ended June 30, 2011

For Immediate Release
Tuesday, July 19, 2011

Madison, Indiana – July 19, 2011– River Valley Bancorp (NASDAQ Capital Market, Symbol “RIVR”), an Indiana corporation (the “Corporation”) and holding company for River Valley Financial Bank, based in Madison, Indiana announced today earnings for the period ended June 30, 2011.

Net income for the quarter ending June 30, 2011 was $621,519 or $0.35 per share. Net income for the like period in 2010 was $715,816, or $0.41 per share. For the quarter ended June 30, 2011, the return on average assets was 0.63%, and the return on average equity was 7.58%, which compares to 0.72% and 8.98%, respectively, for the same period ended June 30, 2010.

The quarterly results reflect modestly improving interest margins and slightly lower operating expenses, offset by higher provision for loan losses and lower noninterest income. Noninterest income decreased $200,000 in the current period in comparison to 2010, primarily from a decrease in sales of loans to the secondary market, and an increase in losses on real estate owned.

For the six-month period ended June 30, 2011, net income was $1.4 million, or $0.82 per share. For the six-month period ended June 30, 2010, net income was approximately the same, but the earnings per share was $0.83 per share. The return on average assets for the six-month period ended June 30, 2011 was 0.73%, and the return on average equity was 8.78%. For the same six-month period in 2010, those corresponding numbers were 0.72% and 9.08%.

For year-to-year comparison for the six-month period ended June 30th the Corporation expensed $323,000 more for the provision for loan losses in 2011, which partially offset a $391,000 increase in net interest margin. There was a modest decrease in noninterest income between like periods for the primary reasons discussed on the quarterly results, and moderately higher noninterest expense in 2011.

Assets totaled $399.9 million as of June 30, 2011, an increase of approximately $5.5 million from the $394.4 million reported as of June 30, 2010, and a $13.3 million increase from the $386.6 million recorded as of December 31, 2010. Net loans, including loans held for sale, were $260.9 million as of June 30, 2011, a decrease of $10.4 million from the balance reported as of June 30, 2010 of $271.3 million, and a decrease of $5.6 million from the balance of $266.5 million reported as of December 31, 2010. As of June 30, 2011, deposits totaled $296.1 million, an increase of $7.5 million from the $288.6 million reported as of June 30, 2010 and a $9.8 million increase from the $286.3 million recorded on December 31, 2010.

Stockholders’ equity as of June 30, 2011 was $33.0 million, or 8.25% as expressed as a percentage of assets. The Bank comfortably exceeds the three regulatory capital standards designated as “well capitalized.” Reported book value of shares, including preferred shares, was $21.71.

Total delinquent loans, defined as loans 30 days or more past due, as a percentage of total loans, were 3.91% as of June 30, 2011 and 4.26% as of June 30, 2010. That same indicator was 4.59% as of December 31, 2010. As indicated by the percentages, longer-term delinquency (over 90 days) makes up all but 0.96% of the delinquency as of June 30, 2011.

“It seems that we necessarily, but gratefully, keep reporting nearly the same message. The ongoing economic news and all the ramifications associated with a struggling economy continue to be a drag on community banking. Our fundamentals are strong, but the noise associated with a glutted and depressed housing market, high unemployment, and anemic loan demand are keeping the industry in flux,” stated Matthew P. Forrester, President of River Valley Bancorp. “We are pleased to be performing at these levels given the headwinds that sweep across the country. Soon, we hope, the economic environment will allow individuals’ circumstances to improve, which will facilitate general improvements in activity, and lift all perspectives and purposes. Until then, we celebrate the successes, knowing that we are positioned for that better day.”

The last reported trade of “RIVR” stock on July 18, 2011 was at $17.12.

Selected Financial Information
(Dollar amounts in thousands, except per share amounts)

	3 Months Ended	6 Months Ended	6 Months Ended
	6-30-2011	6-30-2011	6-30-2010

Assets		$399,927	$394,441
Net Loans, including
Loans held for Sale		260,909	271,298
Allowance for Loan
Losses (ALL)		3,590	2,388
Deposits		296,060	288,628
Borrowings and Advances		67,217	72,217
Stockholders’ Equity		32,988	32,047

Total Interest Income	$4,340	8,880	9,458
Total Noninterest Income	673	1,588	1,651
Interest Expense	1,468	2,943	3,912
Noninterest Expense	2,407	4,851	4,797
Provision for Loan Losses	374	848	525
Taxes	143	403	440
Net Income	621	1,423	1,435

ROAA	0.63%	0.73%	0.72%
ROAE	7.58%	8.78%	9.08%
Earnings per Basic Share	$0.35	$0.82	$0.83
Diluted Earnings per Share	0.35	0.82	0.83

Forward-Looking Statements

This press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include expressions such as "expects," "intends," "believes," and "should," which are necessarily statements of belief as to the expected outcomes of future events. Actual results could materially differ from those presented. The Corporation's ability to predict future results involves a number of risks and uncertainties, some of which have been set forth in the Corporation's most recent annual report on Form 10-K filed with the Securities and Exchange Commission. The Corporation undertakes no obligation to release revisions to these forward-looking statements or reflect events or circumstances after the date of this release.

Contact:	Matthew P. Forrester - President, CEO
River Valley Bancorp
812-273-4949